Exhibit 99.1

Dendreon Corporation Reports Second Quarter 2005 Financial Results

Management Will Host Conference Call at 11:00 am ET

SEATTLE, WA, August 8, 2005 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended June 30, 2005. Revenue for the second quarter of 2005 was $58,000 compared to $212,000 for the quarter ended June 30, 2004. Revenue for the six months ended June 30, 2005 was $115,000 compared to $4.9 million for the six months ended June 30, 2004. The decrease in revenue for the six months ended June 30, 2005 was attributable to revenue recognized in 2004 for our license agreement with Nuvelo, Inc. related to our novel anticoagulant, recombinant nematode anticoagulant protein c2 (rNAPc2) and all other rNAPc proteins.

The net loss for the quarter ended June 30, 2005 was $17.5 million, or $0.30 per share, compared to a net loss of $15.7 million, or $0.27 per share, for the quarter ended June 30, 2004. The net loss for the six months ended June 30, 2005 was $37.0 million, or $0.63 per share, compared to $30.6 million, or $0.55 per share for the six months ended June 30, 2004.

Dendreon’s total operating expenses for the six months ended June 30, 2005 were $39.4 million compared to $38.5 million for the same period in 2004. Included in operating expenses in the first six months of 2004 was a charge of approximately $3.3 million related to the closure of Dendreon’s San Diego facility. Net cash used in operations in the six months ended June 30, 2005 was $38.3 million compared to $32.1 million in the same period in 2004.

Cash, cash equivalents, short-term, and long-term investments as of June 30, 2005 totaled $155.9 million.

Second Quarter Highlights:

•	Presented results from previously reported final three-year survival analysis of Phase 3 D9901study of Provenge® demonstrating a statistically significant survival benefit in all patients with advanced prostate cancer treated with Provenge at 2005 American Society of Clinical Oncology Annual Meeting in May.

•	Completed enrollment in Phase 3 PROTECT (P-11) clinical trial of Provenge in over 170 men with non-metastatic androgen-dependent (hormone-sensitive) prostate cancer. Preliminary results of this study are expected in the first half 2006.

•	Presented results of open-label Phase 2 D9905 study of Provenge as a mono-therapy in men with rising prostate-specific antigen (PSA) post definitive local therapy (androgen-dependent prostate cancer) at the American Urological Association annual meeting in May. The study results suggest that Provenge as a single agent may lead to improved PSA doubling time (PSADT) in patients with early stage prostate cancer. PSADT is the time it takes for the PSA value to double. This is used to help predict the possibility of metastasis and time to death in early stage prostate cancer.

•	Presented preclinical data showing modulation of the Trp-p8 tumor target with small molecules may represent a new approach to cancer therapy at the American Association for Cancer Research meeting in April. Trp-p8 is normally expressed in the prostate and over-expressed in numerous cancers and may be linked to the control of cell cycle progression, cell division and cell migration. The Trp-p8 gene was discovered and patented by Dendreon.

Conference Call

LIVE Access on August 8, 2005, 8:00 a.m. PT; 11:00 a.m. ET:

•	Phone 800-867-1054 (domestic) or +1-303-262-2194 (international)

•	Webcast connection through the Dendreon website at www.dendreon.com in the Investors/Webcast section.

REPLAY Access:

•	Phone replay, available for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 9043023

•	Webcast replay, is available for 90 days from the Dendreon website at www.dendreon.com in the Investors/Webcast section.

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include the risk that Dendreon may lack the financial resources and access to capital to fund development and commercialization of Provenge and its other product candidates, the risk that Dendreon may not develop an adequate commercial infrastructure, the risk that components of Provenge will not be successfully manufactured or manufactured in necessary quantities and with required qualities, the risk that the safety and/or efficacy results of clinical trials for Provenge will not support an application for marketing approval for that product candidate, the risk that the FDA will not be satisfied with an application for marketing approval for Provenge or any of its other product candidates, the risk that Provenge or any of its other product candidates, if approved for marketing, will not be successfully commercialized, the risk of reliance on key employees, the risk associated with dependence on intellectual property, and risks related to Dendreon’s limited operating history. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
				(restated)
Revenue	$58	$212	$115	$4,891
Operating expenses:
Research and development	13,501	12,454	29,390	26,152
General and administrative	4,089	5,441	8,015	11,551
Marketing	1,158	530	2,004	748

Total operating expenses	18,748	18,425	39,409	38,451

Loss from operations	(18,690)	(18,213)	(39,294)	(33,560)
Interest income	1,302	1,025	2,479	1,876
Interest expense	(132)	(86)	(206)	(170)
Other expense	—	—	—	(290)

Loss before income taxes	(17,520)	(17,274)	(37,021)	(32,144)
Foreign income tax benefit	—	1,592	—	1,562

Net loss	$(17,520)	$(15,682)	$(37,021)	$(30,582)

Basic and diluted net loss per share	$(0.30)	$(0.27)	$(0.63)	$(0.55)

Shares used in computation of basic and diluted net loss per share	59,226	57,735	59,182	55,638

	June 30, 2005	December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$3,550	$54,501
Short-term investments	123,738	122,559
Long-term investments	28,638	18,670
Total assets	180,262	217,353
Total stockholders’ equity	163,613	198,565

End of Filing